Exhibit 99.1

For Immediate Release	Contact:	Carl A. Florio President & CEO Timothy E. Blow Chief Financial Officer 518-828-4600

HUDSON RIVER BANCORP, INC. REPORTS RECORD ANNUAL EARNINGS
WITH 43% INCREASE IN EARNINGS; ANNOUNCES
QUARTERLY DIVIDEND

        (Hudson, NY – April 17, 2003) – Hudson River Bancorp, Inc. (Nasdaq: HRBT) announced today financial results for the fiscal year ended March 31, 2003. Net income was $27.9 million, or $1.95 diluted earnings per share, for the year ended March 31, 2003, up 43% from the $19.5 million, or $1.38 diluted earnings per share, for the prior year. Net income for the quarter ended March 31, 2003 was $7.2 million, up 41% from the $5.1 million for the quarter ended March 31, 2002. Diluted earnings per share was $0.50 for the quarter ended March 31, 2003, up from $0.36 earned for the same period in the prior year. The increase in net income was primarily the result of the acquisition of Ambanc Holding Co., Inc. (Ambanc), which was completed in March 2002.

        In accordance with the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, which requires that goodwill no longer be amortized, the Company did not amortize goodwill for the three months and year ended March 31, 2003. Goodwill amortization for the quarter ended March 31, 2002 was approximately $818 thousand, net of taxes. For the year ended March 31, 2002, goodwill amortization, net of taxes, was $2.9 million. Without the effect of this goodwill amortization, net income for the quarter ended March 31, 2002 would have been $5.9 million, or $0.42 diluted earnings per share, and for the year ended March 31, 2002, net income would have been $22.4 million or $1.58 diluted earnings per share.

        The Company also announced that it will pay a quarterly cash dividend of $0.13 per share on its common stock. The dividend will be payable on May 15, 2003, to shareholders of record on May 1, 2003.

        The Company’s return on average tangible equity for the year ended March 31, 2003 was 16.00%, up from 10.62% in the prior year. Return on average equity was 11.33% for the year ended March 31, 2003, up from 8.68% for the year ended March 31, 2002. Return on average assets increased to 1.12% for the year ended March 31, 2003 from 1.03% for the prior fiscal year. The Company’s net interest margin was 4.09% for the year ended March 31, 2003, down from 4.29% for the year ended March 31, 2002. The Ambanc acquisition and lower market interest rates contributed to the decrease in the Company’s net interest margin. The Company’s total assets and total deposits at March 31, 2003 were $2.5 billion and $1.8 billion, respectively.

        In announcing the annual results, Hudson River Bancorp’s President and Chief Executive Officer, Carl A. Florio stated, “I am very satisfied with the results of our 2003 fiscal year. During the year, the Company achieved record earnings of nearly $28 million and continued to assimilate the March 2002 acquisition of Ambanc. As we move into fiscal 2004, we continue to be challenged by the effect of the interest rate environment on our net interest margin, and consequently, on our profitability. Cost controls and alternative revenue sources are our primary focus as we look to stabilize our earnings stream and provide our shareholders with an attractive return, and further, to prepare the Company for future growth.”

        Headquartered in Hudson, NY, the Company provides full-service banking, as well as investment management, brokerage, insurance, trust and commercial services through its bank subsidiary, Hudson River Bank and Trust Company, and its 51 branch offices located throughout the Capital District area, as well as through C.W. Bostwick, Inc., an insurance brokerage subsidiary. Customers’ banking needs are served 24 hours a day through an extensive ATM network system and through the Company’s automated telephone banking system. The Company offers the convenience of Internet Banking through its web site at www.hudsonriverbank.com.

        Except for historical information contained herein, the matters contained in this news release and other information in the Company’s SEC filings, may express “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements that are other than statements of historical facts. The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Company’s business include, but are not limited to, the growth of the economy, interest rate movements, timely development by the Company of technology enhancements for its products and operating systems, the impact of competitive products, services and pricing, customer based requirements, the ability of the Company to successfully integrate acquired companies, Congressional legislation, changes in regulatory or generally accepted accounting principles and similar matters. Readers are cautioned not to place undue reliance on forward-looking statements that are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

        Hudson River does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

(SEE COMPARATIVE UNAUDITED FINANCIAL RESULTS ATTACHED)

Hudson River Bancorp, Inc.

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Consolidated Income Statements	For the Three Months Ended March 31,		For the Years Ended March 31,
(In thousands, except share and per share data)	2003	2002	2003	2002
Interest income	$35,097	$33,963	$150,950	$134,128
Interest expense	12,358	13,862	56,366	57,361

Net interest income	22,739	20,101	94,584	76,767
Provision for loan losses	1,500	1,425	6,000	5,675

Net interest income after
provision for loan losses	21,239	18,676	88,584	71,092
Other operating income	5,174	3,196	17,256	11,406
Other operating expenses	15,437	13,255	60,883	49,179

Income before tax expense	10,976	8,617	44,957	33,319
Tax expense	3,802	3,534	17,103	13,790

Net income	$7,174	$5,083	$27,854	$19,529

Average Balances and Shares
Assets	$2,469,964	$2,070,515	$2,476,371	$1,901,888
Equity	254,336	230,012	245,860	225,002
Earning assets	2,293,765	1,938,019	2,313,965	1,790,232
Interest-bearing liabilities	2,005,523	1,675,238	2,023,093	1,528,331
Shares outstanding:
Basic	13,875,189	13,739,399	13,855,353	13,708,024
Diluted	14,278,617	14,161,049	14,311,224	14,110,792
Profitability Ratios
Basic earnings per share	$0.52	$0.37	$2.01	$1.42
Diluted earnings per share	0.50	0.36	1.95	1.38
Return on average assets (1)	1.18%	1.00%	1.12%	1.03%
Return on average equity (1)	11.44%	8.96%	11.33%	8.68%
Return on average tangible equity (1)	15.90%	11.33%	16.00%	10.62%
Dividend payout ratio	25.79%	27.82%	24.04%	25.38%
Net interest rate spread	3.71%	3.75%	3.73%	3.74%
Net interest margin (1)	4.02%	4.21%	4.09%	4.29%
Efficiency ratio (2)	53.91%	51.85%	53.05%	51.81%
Expense ratio (2)	2.47%	2.37%	2.40%	2.40%

(1)	Annualized for the three month periods.

(2)	Ratio does not include other real estate owned and repossessed property expenses, net securities transactions and goodwill and other intangible asset amortization for each period.

Hudson River Bancorp, Inc.

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Consolidated Balance Sheets	Balances as of
	March 31,
(In thousands, except share and per share data)	2003	2002
Cash and due from banks	$64,869	$43,738
Federal funds sold	303,300	176,759

Cash and cash equivalents	368,169	220,497

Securities available for sale, at fair value	341,524	223,450
Federal Home Loan Bank of New York stock	19,332	22,788
Loans	1,649,086	1,904,204
Allowance for loan losses	(38,276)	(36,572)

Net loans	1,610,810	1,867,632

Accrued interest receivable	9,634	11,537
Premises and equipment, net	28,447	29,215
Other real estate owned and repossessed property	834	1,252
Goodwill, net	65,304	65,127
Other intangible assets, net	6,021	7,233
Other assets	44,837	60,076

Total assets	$2,494,912	$2,508,807

Deposits	1,798,373	1,768,363
Securities sold under agreements to repurchase	18,357	16,972
Long-term FHLB borrowings	386,628	450,656
Mortgagors’ escrow deposits	6,306	9,787
Other liabilities	27,005	32,112

Total liabilities	2,236,669	2,277,890
Total shareholders’ equity	258,243	230,917

Total liabilities and shareholders’ equity	$2,494,912	$2,508,807

Share Information
Shares outstanding at period end	15,169,129	15,192,659
Book value per share at period end	$18.43	$16.66
Book value per share, including unallocated ESOP shares
and unvested RRP shares	$17.02	$15.20
Tangible book value per share at period end	$13.34	$11.44
Tangible book value per share, including unallocated
ESOP and unvested RRP shares	$12.32	$10.44
Closing market price at period end	$22.98	$24.13
Asset Quality
Nonperforming loans	$20,151	$17,971
OREO and repossessed property	834	1,252

Total nonperforming assets	$20,985	$19,223

Nonperforming loans to total loans	1.22%	0.94%
Nonperforming assets to total assets	0.84%	0.77%
Allowance for loan losses to:
Total loans	2.32%	1.92%
Nonperforming loans	189.95%	203.51%